UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 15, 2018

Vail Resorts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09614	51-0291762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado		80021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 404-1800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 15, 2018, Vail Holdings, Inc. (“VHI”), a wholly-owned subsidiary of Vail Resorts, Inc. (the “Company”), entered into an Amendment Agreement (the “Amendment Agreement”) to amend and restate in its entirety that certain Seventh Amended and Restated Credit Agreement, dated May 1, 2015, in the form of an Eighth Amended and Restated Credit Agreement, dated August 15, 2018, and attached to the Amendment Agreement as Annex A (the “Credit Agreement”), with VHI, as borrower, the Company and certain subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent (the “Agent”), and the other Lenders party thereto. The Credit Agreement provides for (i) a revolving loan facility in an aggregate principal amount of $400.0 million and (ii) a term loan facility in an aggregate principal amount of $950.0 million, increased from the existing term loan facility of $684.4 million. The Company borrowed $70.0 million on August 15, 2018, primarily to fund the Stevens Pass Acquisition (as defined below), and plans to borrow the remainder of the increase at closing of the Triple Peaks Acquisition (as defined below) in order to fund the purchase price of such transaction. VHI’s ability to draw on the remainder of the increase is during the period of the earlier of December 31, 2018 and the closing of the Triple Peaks Acquisition. The term loan facility is subject to quarterly amortization of principal, commencing on the last day of the first full fiscal quarter ending after the earlier of (a) December 31, 2018 and (b) the date of any term loan borrowed to fund the Triple Peaks Acquisition.

The Company will primarily use the proceeds of the term loan facility under the Credit Agreement, along with available cash on hand, to consummate (i) the acquisition of Triple Peaks, LLC by a wholly owned subsidiary of the Company pursuant to the Purchase Agreement, dated June 4, 2018 (the “Triple Peaks Acquisition”) and (ii) the acquisition of all of the assets of Stevens Pass Resort by a subsidiary of the Company pursuant to the Purchase and Sale Contract, dated as of June 4, 2018 (the “Stevens Pass Acquisition” and, together with the Triple Peaks Acquisition, the “2018 Acquisitions”).

Pursuant to the terms of the Credit Agreement, VHI has the ability to increase availability (under the revolver or in the form of term loans) to an aggregate principal amount not to exceed the greater of (i) $1.2 billion and (ii) the product of 2.75 and the trailing twelve-month Adjusted EBITDA, as defined in the Credit Agreement. The material terms of the Credit Agreement are substantially similar to those of the Seventh Amended and Restated Credit Agreement a copy of which was filed with the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015. Key modifications to the Credit Agreement included, among other things, the extension of the maturity on the revolving credit facility from May 2020 to August 2023.

VHI’s obligations under the Credit Agreement are guaranteed by the Company and certain of its subsidiaries and are collateralized by a pledge of all the capital stock of VHI and substantially all of its subsidiaries (with certain additional exceptions for the pledge of the capital stock of foreign subsidiaries). The proceeds of the loans made under the Credit Agreement may be used, in addition to funding the 2018 Acquisitions, to fund the Company’s working capital needs, capital expenditures, acquisitions, investments and other general corporate purposes, including the issuance of letters of credit. Borrowings under the Credit Agreement bear interest annually at a rate of (i) LIBOR plus a margin or (ii) the Agent’s prime lending rate plus a margin. Interest rate margins may fluctuate based upon the ratio of the Company’s Net Funded Debt to Adjusted EBITDA on a trailing four-quarter basis.

The foregoing description of the Amendment Agreement and the Credit Agreement is only a summary and is qualified in its entirety by reference to the Amendment Agreement and the Credit Agreement, a copy of which will be filed in accordance with the rules of the Securities and Exchange Commission.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above in Item 1.01 is incorporated by reference in this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: August 15, 2018	By:	/s/ Michael Z. Barkin
Michael Z. Barkin
Executive Vice President and Chief Financial Officer